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Exhibit 10.1

FORM OF CHANGE OF CONTROL AGREEMENT

        This CHANGE OF CONTROL AGREEMENT is made and entered into as of the Effective Date by and between Witness Systems, Inc. (the "Company"), and [INSERT] (the "Executive").

W I T N E S S E T H:

        WHEREAS, the Company has determined that it is in the best interest of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company; and

        WHEREAS, the Company believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control; and

        WHEREAS, the Company wishes to provide the Executive with certain benefits upon a Change of Control which ensure that the benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations;

        NOW, THEREFORE, the Company and the Executive do hereby agree as follows:

        Article 1    Definitions

        Each term set forth in this Article 1 shall have the meaning set forth opposite such term for all purposes of this Agreement, and for purposes of such definitions, the singular shall include the plural and the plural shall include the singular, and reference to one gender shall include the other gender.

        Section 1.1    AGREEMENT shall mean this Change of Control Agreement by and between the Company and the Executive.

        Section 1.2    BUSINESS shall mean the provision of multimedia recording, performance analysis and e-learning management applications that are designed to improve the quality of customer interactions across multiple communications media, including the telephone, e-mail and the Internet, and are used primarily in the customer's contact center(s). These applications enable contact centers to capture, evaluate and analyze complete customer interactions through multiple media, identify performance gaps and then apply targeted electronic learning to improve their performance.

        Section 1.3    CHANGE OF CONTROL shall mean the occurrence of any of the following:

          (a)   a Change of Control is reported by the Company in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or Item 1 of Form 8-K promulgated under the Exchange Act; or

          (b)   any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or

          (c)   following the election or removal of directors, a majority of the Board consists of individuals who were not members of the Board two (2) years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

        Section 1.4    COBRA CONTINUATION COVERAGE shall mean, with respect to an individual, continuation coverage available pursuant to, and as required under the provisions of, Code §4980B and ERISA §§601 through 608 under any and all group health plans (as that term is defined in Code §4980B(g)(2) and in ERISA §607(1)) sponsored and maintained by the Company (other than any such group health plan which is a flexible spending arrangement (as defined in Code §106(c)(2))).

        Section 1.5    COBRA MONTHLY PREMIUMS shall mean, with respect to a covered employee (as that term is defined in Code §4980B(f)(7) and in ERISA §607(2)) or qualified beneficiary (as that term is defined in Code §4980B(g)(1) and in ERISA §607(3)), the monthly amounts required to be paid by such individual to purchase continuation coverage (as that term is defined in Code §4980B(f)(2) and in ERISA §602) for such individual under any and all group health plans (as that term is defined in Code §4980B(g)(2) and in ERISA §607(1)) sponsored and maintained by the Company (other than any such group health plan which is a flexible spending arrangement (as defined in Code §106(c)(2))).

        Section 1.6    CODE shall mean the Internal Revenue Code of 1986, as amended.

        Section 1.7    CONFIDENTIAL INFORMATION shall mean (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company's competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vi) information concerning the Company's financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

        Section 1.8    CONTACT shall mean any interaction between the Executive and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last year of the Executive's employment with the Company (or during the Executive's employment if employed less than a year).

        Section 1.9    CUSTOMER shall mean any person or entity to whom the Company has sold its products or services, or had material discussions with a view to selling its products or services.

        Section 1.10    EFFECTIVE DATE shall mean the date noted on the last page hereof.

        Section 1.11    EMPLOYEE shall mean any person who (i) is employed by the Company at the time the Executive's employment with the Company ends, (ii) was employed by the Company during the last year of Executive's employment with the Company (or during the Executive's employment if employed less than a year), or (iii) is employed by the Company during the Restricted Period.

        Section 1.12    ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

        Section 1.13    EXCHANGE ACT shall mean the Securities Exchange Act of 1934, as amended.

        Section 1.14    INDEPENDENT TAX CONSULTANT shall mean an independent tax consultant who shall be a lawyer, certified public accountant or a compensation consultant with expertise in the area of executive compensation tax law, selected by the Company for the purpose of making calculations and determinations pursuant to Article 4 herein.

        Section 1.15    LICENSED MATERIALS shall mean any materials that the Executive utilizes for the benefit of the Company, or delivers to the Company or the Company's customers, which (i) do not constitute Work Product, (ii) are created by the Executive or of which the Executive is otherwise in lawful possession, and (iii) the Executive may lawfully utilize for the benefit of, or distribute to, the Company or the Company's customers.

        Section 1.16    PARACHUTE PAYMENTS shall mean any "parachute payment" as such term is defined in Code §280G(b)(2).

        Section 1.17    RESTRICTED PERIOD shall mean the time period commencing as of the Effective Date, and continuing for twelve (12) months after the Executive's employment with the Company ends.

        Section 1.18    TERRITORY shall mean the world based on the Company's provision of Business throughout the world.

        Section 1.19    TRADE SECRETS shall mean information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

        Section 1.20    WORK PRODUCT shall mean (a) any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images of Executive, and artistic works, and (b) any subject matter protected under patent, copyright, proprietary database, trademark, trade secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein, that is or was conceived, created or developed in whole or in part by the Executive while employed by the Company and that either (i) is created within the scope of the Executive's employment, (ii) is based on, results from, or is suggested by any work performed within the scope of the Executive's employment and is directly or indirectly related to the business of the Company or a line of business that the Company may reasonably be interested in pursuing, (iii) has been or will be paid for by the Company, or (iv) was created or improved in whole or in part by using the Company's time, resources, data, facilities, or equipment.

[ADDITIONAL DEFINITIONS FOR DOUBLE TRIGGER AGREEMENTS]

        Section 1.21    CAUSE shall mean any one or more of the following events:

          (a)   Executive's knowing and willful misconduct with respect to the business and affairs of the Company;

          (b)   Any material violation by Executive of any policy of the Company relating to ethical conduct or practices or fiduciary duties of a similarly situated executive;

          (c)   Knowing and willful material breach of any provision of this Agreement which is not remedied within thirty (30) days after Executive's receipt of notice thereof;

          (d)   Executive's commission of a felony or any illegal act involving moral turpitude or fraud or Executive's dishonesty which may reasonably be expected to have a material adverse effect on the Company; and/or

          (e)   Failure to comply with reasonable directives of the Executive's supervisor or the Board which are consistent with Executive's duties, if not remedied within thirty (30) days after Executive's receipt of notice thereof.

Notwithstanding the foregoing, the Executive's termination of employment shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board of Directors of the Company at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has engaged in conduct described in any of subsections (a) through (e) above, and specifying the particulars thereof in detail. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

        Section 1.22    DATE OF TERMINATION shall mean the date on which the Executive's employment with the Company is terminated.

        Section 1.23    DISABILITY shall mean, with respect to the Executive, a condition which renders the Executive unable to perform the essential functions of his employment even with reasonable accommodation for a continuous period of one hundred eighty (180) days.

        Section 1.24    GOOD REASON shall mean the occurrence of any of the following events, unless such event occurs with Executive's express prior written consent:

          (a)   The assignment to Executive of any duties materially inconsistent with, or a diminution of, his position, duties, titles, scope of functional reporting, offices, responsibilities and status with the Company as in effect immediately prior to the Change of Control of the Company, except in connection with the termination of Executive's employment for death, Disability, retirement, Cause, or Executive's termination of employment other than for Good Reason;

          (b)   A reduction of fifteen percent (15%) or more in Executive's base salary as in effect on the date hereof or as the same may be increased from time to time;

          (c)   A change in the location of Executive's principal place of employment by more than one hundred (100) miles from the location where he was principally employed immediately prior to the Change of Control;

          (d)   Any material breach by the Company of any provision of this Agreement or any other agreement with the Executive; or

          (e)   Any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company.

        Article 2    Company Obligations Upon Change of Control.

        If the Executive is employed by the Company as of the date of the first Change of Control occurring after the Effective Date or was employed by the Company within the ninety (90) day period immediately preceding such Change of Control (either a "Triggering Event"), then, subject to the terms of Section 6.1 below, the Company shall have the following obligations to, or on behalf of, the Executive under, and pursuant to, the terms and provisions of this Agreement:

        Section 2.1    CASH PAYMENT.    The Company shall pay the sum of (1) an amount equal to the Executive's then current Annual Base Salary [multiplied by two (2)] [multiplied by one and one-half (1.5)], plus (2) an amount equal to

100% of the then current year's Annual Bonus target (including any portion thereof which has been earned but deferred) for the then current fiscal year of the Executive's employment with the Company [multiplied by two (2)] [multiplied by one and one-half (1.5)] (the "Cash Payment"). The Cash Payment shall be paid to the Executive as a single lump sum cash payment within thirty (30) days of the date on which such Change of Control occurred.

        Section 2.2    PRO RATA BONUS AMOUNT.    In addition to, and not in lieu of, the payment to be made under Section 2.1 above, the Company shall pay an amount equal to the Annual Bonus paid or payable (including any portion thereof which has been earned but deferred) for the then current fiscal year measured as follows:

          (a)   Within thirty (30) days after the end of the most recently completed fiscal quarter of the Company prior to the Change of Control, the amount of bonus earned for such quarter based upon actual performance against target; and

          (b)   For the fiscal quarter in which the Change of Control occurs, an amount equal to the amount set forth in subsection (a) above, multiplied by the number of days in such fiscal quarter prior to the Change of Control and divided by ninety (90); such amount to be paid within thirty (30) days after the Change of Control.

        Section 2.3    COBRA PREMIUM PAYMENTS.    Upon the Executive's subsequently becoming entitled to COBRA Continuation Coverage for any reason as of the date of, or following, such Change of Control, the Company shall pay an amount each month equal to the COBRA Monthly Premiums to provide the Executive (and any and all dependents of the Executive who are qualified beneficiaries) with COBRA Continuation Coverage for the first eighteen (18) months following the Executive's becoming entitled to COBRA Continuation Coverage.

        Section 2.4    LTD & LIFE INSURANCE PREMIUM PAYMENTS.    Upon the Executive's loss of long term disability coverage and life insurance coverage for any reason as of the date of, or following, such Change of Control, the Company shall pay an amount for each month for the first [twenty-four (24)] [eighteen (18)] months following the Executive's loss of such coverages with the Company equal to the premiums for such month to provide the Executive with life insurance coverage and long term disability coverage which (at the Company's discretion) is either (1) substantially similar to that afforded the Executive under the Company's applicable employee welfare benefit plan providing such coverage immediately prior to the Change of Control, or (2) provided under a conversion insurance policy available to the Executive by reason of his participation in the Company's applicable employee welfare benefit plan providing such coverage immediately prior to the Change of Control. If any such coverage is reasonably not available with respect to the Executive, the amounts which would otherwise have been paid to fund such coverage for such month (determined as of the date immediately preceding the Change of Control) shall instead be paid to the Executive in a single lump sum cash payment within ten (10) days following the date on which such payment would have otherwise been made.

[ALTERNATIVE ARTICLE 2 FOR DOUBLE TRIGGER AGREEMENTS]

        Article 2    Company Obligations Upon Termination of Employment On or After Change of Control.

        Section 2.1    TERMINATION GENERALLY.    If the Executive's employment with the Company is terminated for any reason on or after the occurrence of a Change of Control or within the ninety (90) day period immediately preceding a Change of Control, then the Company shall pay (within ten (10) days following the Executive's Date of Termination) to (or for the benefit of) the Executive all accrued but unpaid wages, based on the Executive's then current Annual Base Salary, through the Executive's Date of Termination. The Company shall have no other obligations to the Executive, unless Section 2.2 below shall also apply.

        Section 2.2    TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.    If, on or after a Change of Control or within the ninety (90) day period immediately preceding a Change of Control, the Company terminates Executive's employment without Cause (not including terminations because of the death or Disability of the Executive) or Executive terminates his employment for Good Reason, then, subject to the terms of Section 6.1 below, in addition to any amounts payable under Section 2.1 above, the Company will pay to (or for the benefit of) the Executive the following:

          (a)   Special Additional Compensation Amount.    The sum of (1) an amount equal to the Executive's then current Annual Base Salary [multiplied by one and one-half (1.5)], plus (2) an amount equal to 100% of the then current fiscal year's Annual Bonus target (including any portion thereof which has been earned but deferred) [multiplied by one and one-half (1.5)] (the "Cash Payment"). The Cash Payment shall be paid to the Executive as a single lump sum cash payment to the Executive made within thirty (30) days following the Executive's Date of Termination.

          (b)   Pro Rata Bonus Amount.    In addition to, and not in lieu of, the payment to be made under subsection (a) above, an amount equal to the Annual Bonus paid or payable (including any portion thereof which has been earned but deferred) for the then current fiscal year measured as follows:

            (1)   Within thirty (30) days after the end of the most recently completed fiscal quarter of the Company prior to the Date of Termination, the amount of bonus earned for such quarter based upon actual performance against target; and

            (2)   For the fiscal quarter in which the Date of Termination occurs, an amount equal to the amount set forth in paragraph (1) above, multiplied by the number of days in such fiscal quarter prior to the Executive's Date of Termination and divided by ninety (90); such amount to be paid within thirty (30) days after the Date of Termination.

          (c)   COBRA PREMIUM PAYMENTS.    An amount each month for the first [twelve (12)] [eighteen (18)] months following the Executive's becoming entitled to COBRA Continuation Coverage for any reason as of the date of, or following, the Executive's Date of Termination, equal to the COBRA Monthly Premiums to provide the Executive (and any and all dependents of the Executive who are qualified beneficiaries) with COBRA Continuation Coverage.

          (d)   LTD & LIFE INSURANCE PREMIUM PAYMENTS.    An amount for each month for the first [twelve (12)] [eighteen (18)] months following the Executive's loss of long term disability coverage and life insurance coverage for any reason as of the date of, or following, the Executive's Date of Termination, equal to the premiums for such month to provide the Executive with life insurance coverage and long term disability coverage which (at the Company's discretion) is either (1) substantially similar to that afforded the Executive under the Company's applicable employee welfare benefit plan providing such coverage immediately prior to the Change of Control, or (2) provided under a conversion insurance policy available to the Executive by reason of his participation in the Company's applicable employee welfare benefit plan providing such coverage immediately prior to the Change of Control. If any such coverage is not reasonably available with respect to the Executive, the amounts which would otherwise have been paid to fund such coverage for such month (determined as of the date immediately preceding the Change of Control) shall instead be paid to the Executive in a single lump sum cash payment within ten (10) days following the date on which such payment would have otherwise been made.

        Article 3    Golden Parachute Gross Up Payments

        Section 3.1    REQUEST FOR CALCULATION & DETERMINATION.    For the calendar year during which a Change of Control occurs and for each calendar year thereafter, the Company shall cause to be performed a calculation of any Code § 4999 excise tax for such calendar year with respect to the Executive, and shall notify the Executive of the result of any such calculation. If such tax is due, the Company shall pay to the Executive a Gross-Up Payment (as defined in Section 3.3 below); provided, however, that (1) the Executive must provide the Independent Tax Counsel with all information necessary for the Independent Tax Counsel to determine the proper amount of excise tax which should be paid by the Executive, (2) the Executive must agree to the release of pertinent payment information by the Company to the Independent Tax Counsel, and (3) the Executive must comply with the terms of Section 6.1 below.

        Section 3.2    SELECTION OF INDEPENDENT TAX CONSULTANT.    An Independent Tax Consultant shall be selected and engaged by the Company for the purposes of making the calculations and determinations required by this Article 3. All fees, expenses and disbursements of the Independent Tax Consultant shall be paid by the Company.

        Section 3.3    DETERMINATIONS & CALCULATIONS OF INDEPENDENT TAX CONSULTANT.    The Independent Tax Counsel shall, with respect to the Executive, upon the Executive's making a request for the calculation and payment of Code § 4999 excise tax and being engaged by the Company to do so, make a determination as to whether the amounts paid to the Executive which constitute Parachute Payments would be subject to the Code § 4999 excise tax. If the Independent Tax Counsel determines that the Parachute Payments to the Executive would be subject to the Code § 4999 excise tax, then the Executive shall receive an additional lump sum cash payment (the "Gross-Up Payment") from the Company in an amount such that, after payment by the Executive of all federal and state income taxes and any Code §4999 excise taxes imposed upon the Gross-Up Payment, the Executive shall retain from the Gross-Up Payment an amount equal to the Code § 4999 excise tax imposed upon the Parachute Payments. If the Independent Tax Counsel shall determine that no Code § 4999 excise tax is payable by the Executive, the Independent Tax Consultant shall furnish the Executive with a written letter that the Executive has substantial authority not to report any Code § 4999 excise tax due.

        Section 3.4    TIMING OF GROSS-UP PAYMENTS.    Gross Up Payments which are due to be paid to the Executive with respect to a calendar year shall be paid in a single lump sum cash payment which shall be made as of the later of (1) December 31 of such calendar year, or (2) the date which is five (5) days after the date on which the Independent Tax Counsel completes his calculations and determinations with respect to such Gross-Up Payment.

        Section 3.5    LATER GOVERNMENTAL ASSESSMENTS.    The Executive shall notify the Company in writing within fifteen (15) days of any claim by the Internal Revenue Service ("IRS") or any state governmental agency that, if successful, would require the payment of additional Code § 4999 excise tax by the Executive for a given calendar year ending on or after a Change of Control. If the Executive is subsequently required to make a payment of any additional Code § 4999 excise tax by the IRS or state governmental agency for such calendar year, then the Company shall promptly (within ten (10) days of notification of a final determination) make a Gross-Up Payment to the Executive with respect to such additional excise tax payable; provided, however, the Company may, in lieu of making such payment to the Executive, notify the Executive in writing that it desires that the Executive contest the IRS' or state agency's claim, in which case the Executive and the Company shall cooperate, and the Company shall bear all costs and expenses (including payment of any resulting Code § 4999 excise tax ultimately determined to be due, and any additional interest and penalties) incurred in connection with contesting the governmental claim. If, after any such contest, any additional Code §4999 excise tax is ultimately determined to be due and payable by the Executive, the Company shall promptly (within ten (10) days of notification of such final determination) make a Gross-Up Payment to the Executive with respect to such additional excise tax payable.

        Article 4    Post-Termination Obligations of Employee.

        Section 4.1    RETURN OF MATERIALS.    Upon the termination of Executive's employment for any reason or upon the Company's request at any time, the Executive will return to the Company all of the Company's property, including, but not limited to, keys, pass cards, credit cards, customer lists, rolodexes, tapes, laptop computer, software, computer files, marketing and sales materials, and any other property, record, document or piece of equipment belonging to the Company. The Executive will not (i) retain any copies of the Company's property, including any copies existing in electronic form, which are in Executive's possession or control, or (ii) destroy, delete, or alter any Company property, including, but not limited to, any laptop computer, without the Company's consent.

        Section 4.2    NON-DISPARAGEMENT.    During the Executive's employment and after the termination of Executive's employment with the Company for any reason, the Executive will not make any disparaging or defamatory statements, whether written or verbal, regarding the Company.

        Section 4.3    RESTRICTIVE COVENANTS.    The Executive acknowledges that the restrictions contained in this Section 4.3 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon the Executive's right to work or earn a living after his employment with the Company ends.

          (a)   Trade Secrets and Confidential Information.    The Executive represents and warrants that: (i) he is not subject to any legal or contractual duty or agreement that would prevent or prohibit him from performing the duties contemplated by this Agreement or otherwise complying with this Agreement, and (ii) he is not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party. The Executive further agrees that he will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company's Business, except as authorized in writing by the Company; (ii) during his employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by Executive during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon Executive's resignation or termination (a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Executive's possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company's written consent. The obligations under this Section 4.3 shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period. The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

          (b)   Non-Solicitation of Customers.    During the Restricted Period, the Executive will not, directly or indirectly, solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business. The restrictions set forth in this Section 4.3(b) apply only to the Customers with whom the Executive had Contact.

          (c)   Non-Solicitation of Employees.    During the Restricted Period, the Executive will not, directly or indirectly, solicit, recruit or induce any Employee to (a) terminate his or her employment relationship with the Company or (b) work for any other person or entity engaged in the Business.

Notwithstanding any provision of Section 6.4, in any action relating to the enforcement of the provisions of this Section 4.3, the Company shall, if it is the prevailing party in such action, be entitled to be paid any and all costs and expenses incurred by it in enforcing or establishing its rights, including, without limitation, reasonable attorneys' fees, whether or not incurred in trial, bankruptcy or appellate proceedings.

        Section 4.4    FORFEITURE.    If, during the Restricted Period, You, on Your own behalf or on behalf of any person or entity engaged in the Business, engage in or perform within the Territory any of the activities which You performed, or which are substantially similar to those which You performed for the Company, then the payments made pursuant to Sections 2.1 - 2.4 and/or Article 3 above shall cease and You shall return to the Company any amounts You received under Sections 2.1 - 2.4 and/or Article 3 within ten (10) calendar days after receiving notice from the Company. You acknowledge and agree that this Section 4.4 is not a non-competition provision, but rather a forfeiture provision whereby You forfeit Your right to receive payments and/or benefits under this Agreement if You engage in the activities described in this Section 4.4.

        Section 4.5    POST-EMPLOYMENT DISCLOSURE.    During the Restricted Period, the Executive shall provide a copy of this Agreement to persons and/or entities for whom the Executive works or consults as an owner, partner, joint venturer, employee or independent contractor.

        Section 4.6    INDEPENDENT ENFORCEMENT.    The covenants set forth in Section 4.3 of this Agreement shall be construed as agreements independent of any other agreements or any other provision in this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either the Executive or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants set forth in Section 4.3 of this Agreement. The Company shall not be barred from enforcing the restrictive covenants set forth in Section 4.3 of this Agreement by reason of any breach of any other part of this Agreement or any other agreement with the Executive.

        Article 5    Work Product; License; Release.

        Section 5.1    WORK PRODUCT.    The Executive's employment duties may include inventing in areas directly or indirectly related to the business of the Company or to a line of business that the Company may reasonably be interested in pursuing. All Work Product shall constitute work made for hire. If (i) any of the Work Product may not be considered work made for hire, or (ii) ownership of all right, title, and interest to the legal rights in and to the Work Product will not vest exclusively in the Company, then, without further consideration, the Executive hereby assigns all presently-existing Work Product to the Company, and agrees to assign, and automatically assign, all future Work Product to the Company. The Company will have the right to obtain and hold in its own name copyrights, patents, design registrations, proprietary database rights, trademarks, rights of publicity, and any other protection available in the Work Product. At the Company's request, the Executive agrees to perform, during or after his employment with the Company, any acts reasonably requested by the Company to transfer, perfect and defend the Company's ownership of the Work Product, including, but not limited to: (i) executing all documents (including a formal assignment to the Company) necessary for filing an application or registration for protection of the Work Product (an "Application"), (ii) explaining the nature of the Work Product to persons designated by the Company, (iii) reviewing Applications and other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications. The Executive agrees to provide the Company with a written description of any Work Product in which he is involved (solely or jointly with others) and the circumstances attendant to the creation sufficient of such Work Product.

        Section 5.2    LICENSE.    During Executive's employment and after his employment with the Company ends, the Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (ii) prepare, use and distribute derivative works based upon the Licensed Materials, and (ii) authorize others to do the same. The Executive shall notify the Company in writing of any Licensed Materials that he delivers to the Company.

        Section 5.3    RELEASE.    During Executive's employment and after his employment with the Company ends, the Executive consents to the Company's use of Your image, likeness, voice, or other characteristics in the Company's products or services. The Executive releases the Company from any causes of action which the Executive has or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics. The Executive represents that he has obtained, for the benefit of the Company, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs and other deliverables that he provides to the Company.

        Article 6    Miscellaneous.

        Section 6.1    CONDITION PRECEDENT TO PAYMENT.    Upon the occurrence of a Triggering Event, then the Company shall have no other obligations to Executive other than as set forth in (i) Sections 2.1 through 2.4, and (ii) Article 3 above (collectively the "Payments"). The Payments, however, shall be conditioned upon the following:

          (a)   If Executive's employment is terminated during a Triggering Event, Executive shall execute the separation and release agreement in the form attached as Exhibit A; or

          (b)   If Executive's employment is not terminated during a Triggering Event, Executive shall execute the release agreement in the form attached as Exhibit B; and

          (c)   Executive's compliance with the restrictive covenants set forth in Section 4.3 of this Agreement, and all other post-termination obligations of the Executive, including, but not limited to, all post-termination obligations contained in this Agreement.

If the Executive does not execute Exhibit A or B, as applicable, then the Company will not provide the Payments to Executive; provided, however, that the Company reserves the right to amend Exhibits A and B, in its sole discretion, based upon changes in applicable law ("The Right To Amend"). Pursuant to The Right To Amend, the Company may not add additional responsibilities to Exhibit A or B. To the extent the Company exercises its Right To Amend, the Company shall pay Executive for reasonable attorneys fees to review any such amendments.

        Section 6.2    INJUNCTIVE RELIEF.    The Executive agrees that if he breaches Section 4.3 of this Agreement: (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company, and (iii) if the Company seeks injunctive relief to enforce this Agreement, the Executive will waive and will not (a) assert any defense that the Company has an adequate remedy at law with respect to the breach, (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company's right to any other remedies at law or in equity.

        Section 6.3    SEVERABILITY.    The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provisions cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

        Section 6.4    ATTORNEYS' FEES.    The Company agrees to pay, to the fullest extent permitted by law, all attorneys' fees and expenses which the Executive reasonably incurs as a result of any contest by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement, or any guarantee of performance under this Agreement, regardless of the outcome; provided, however, the Company shall not be obligated to pay any such fees and expenses if the contest relates to any acts by the Executive which would result in no indemnification being available from the Company under the provisions of Delaware law or under any indemnification agreement between the Company and the Executive.

        Section 6.5    WAIVER.    Either Party's failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. Either Party's waiver of any breach of this Agreement shall not act as a waiver of any other breach.

        Section 6.6    ENTIRE AGREEMENT.    This Agreement, including Exhibits A and B which are incorporated by reference, constitutes the entire agreement between the parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the parties relating to the subject matter of this Agreement, except that it shall not be construed to limit or reduce any rights of (i) the Executive under any previously executed indemnification agreement between the Company and the Executive, or (ii) the Company under any previously executed agreement between the Company and the Executive relating to the Executive's post-termination obligations to the Company. Other than terms of this Agreement, no other representation, promise or agreement has been made with the Executive to cause the Executive to sign this Agreement.

        Section 6.7    AMENDMENTS.    This Agreement may not be amended or modified except in writing signed by both parties.

        Section 6.8    SUCCESSORS AND ASSIGNS.    This Agreement shall be assignable to, and shall inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company's stock or assets, and shall be binding upon the Executive. The Executive shall not have the right to assign his rights or obligations under this Agreement. The covenants contained in Section 4.3 of this Agreement shall survive cessation of Executive's employment with the Company, regardless of who causes the cessation or the reason for cessation.

        Section 6.9    GOVERNING LAW.    The laws of the State of Georgia shall govern this Agreement. If Georgia's conflict of law rules would apply another state's laws, the Parties agree that Georgia law shall still govern.

        Section 6.10    NO STRICT CONSTRUCTION.    If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.

        Section 6.11    NOTICE.    Whenever any notice is required, it shall be given in writing addressed as follows:

To Company: Witness Systems, Inc. 300 Colonial Center Parkway Roswell, Georgia 30076 Attn: Board of Directors With a copy to: [Corporate Secretary]	To Executive: [INSERT]

Notice shall be deemed given and effective three (3) days after a writing addressed as above and sent via an overnight delivery service. Either Party may change the address to which notices shall be delivered by notifying the other party of such change in accordance with this Section.

        Section 6.12    FULL SETTLEMENT.    Except as provided in this Agreement, the Company's obligation to make the payments and perform its obligations under this Agreement shall not be affected by any right of set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amount shall not be reduced, regardless of whether the Executive obtains other employment or become self-employed. Any delayed payment by the Company of any amounts due under this Agreement shall accrue interest on an annual basis at the long-term applicable federal rate provided for in Code §7872(f)(2)(A) until actually paid.

        Section 6.13    CONSENT TO JURISDICTION AND VENUE.    You agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

        Section 6.14    ACKNOWLEDGEMENT.    The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and may be terminated by either the Executive or the Company at any time, in which case the Executive shall have no further rights under this Agreement.

        IN WITNESS WHEREOF, the undersigned Company and the Executive have hereunto set forth their hands and seals, this            day of                         , 2004 (the Effective Date).

COMPANY:	EXECUTIVE:
WITNESS SYSTEMS, INC.

By:	[INSERT]

Its:

EXHIBIT A

WITNESS SYSTEMS, INC.
SEPARATION AND RELEASE AGREEMENT

[Date]

«EmployeeName»
«EmployeeAddress»

  Re:
  Your separation from Witness Systems, Inc.

Dear «Salutation»:

Your employment relationship with Witness Systems, Inc. (the "Company")(1) terminated effective «SeparationDate» (the "Separation Date"). This letter agreement (the "Agreement") sets forth the terms under which your employment with the Company is ending. In addition, this Agreement effectively terminates the Change Of Control Agreement between You and the Company dated                        (the "C.O.C. Agreement"), except as set forth below. As we discussed, we desire to resolve any and all issues relating to your employment and the conclusion of your employment with the Company amicably and on mutually satisfactory terms. Specifically, you ("You" or "Your") and the Company (collectively, the "Parties") agree:

A. Separation Terms

        1.    Separation Benefits.    Provided that You satisfy the conditions of this Agreement [and do not revoke this Agreement], the Company will:

          (a)    Cash Payment.    Pay You the Cash Payment identified in Section 2.1 of the C.O.C. Agreement;

          (b)    Pro Rata Bonus Amount.    Pay You the Pro Rata Bonus Amount identified in Section 2.2 of the C.O.C. Agreement;

          (c)    Cobra Premium Payments.    Pay You the Cobra Premium Payments identified in Section 2.3 of the C.O.C. Agreement;

          (d)    LTD & Life Insurance Premium Payments.    Pay You the LTD & Life Insurance Premium Payments identified in Section 2.4 of the C.O.C. Agreement; and

          (e)    Gross-Up Payments.    Pay You the Golden Parachute Gross Up Payments identified in Article 3 of the C.O.C. Agreement, if applicable.

All payments will be subject to applicable withholdings, including taxes and Social Security. Because You are no longer employed, Your rights to any particular employee benefit will be governed by applicable law and the terms and provisions of the Company's various employee benefit plans and arrangements. You acknowledge that Your Separation Date will be the date used in determining benefits under all Company employee benefit plans. The Company's obligations listed in sub-paragraphs (a)-(e) above shall terminate immediately upon any breach by You of this Agreement or the C.O.C. Agreement. If You breach this Agreement or the C.O.C. Agreement, You shall return to the Company any amounts You received under this Agreement within ten (10) calendar days after receiving notice from the Company.

(1)
The term "Company" includes the company's parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

        2.    Release.    In exchange for the separation benefits stated above, You release and discharge the Company from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment, claims arising out of or relating to the C.O.C. Agreement, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims to stock options, claims to the vesting of stock options, commissions, attorneys' fees, or any other compensation.

        You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness.

[Omit paragraph A3 if employee is under 40]

        3.    ADEA/OWBPA Waiver.    By agreeing to this provision, You release and waive any right or claim against the Company arising out of Your employment or the termination of Your employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. ("ADEA"), the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. ("OWBPA"), or the Georgia Prohibition of Age Discrimination in Employment, O.C.G.A. § 34-1-2, (the "Waiver"). You understand and agree that:

  (i)
  this Agreement is written in a manner that You understand;

  (ii)
  You do not release or waive rights or claims that may arise after You sign this Agreement;

  (iii)
  You waive rights and claims You may have had under the ADEA and the OWBPA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled;

  (iv)
  You have been advised to consult with an attorney before signing this Agreement;

  (v)
  You have 21 days (the "Offer Period") from receipt of this Agreement to consider whether to sign it. If You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period. You agree that changes or revisions to this Agreement, whether material or immaterial, do not restart the running of the Offer Period;

  (vi)
  You have 7 days after signing this Agreement to revoke this Agreement (the "Revocation Period"). If You revoke, the Agreement shall not be effective or enforceable and You shall not be entitled to the separation benefits stated above. To be effective, the revocation must be in writing and received by the «ContactTitle», «ContactName», at «CompanyName», «CompanyAddress», or «ContactGender» successor, within the Revocation Period; and

  (vii)
  this Waiver will not become effective or enforceable until the Revocation Period has expired.

B. Your Ongoing Obligations

        1.    Return of Company Property.    You will, on the Separation Date, return to the Company all of the Company's property, including, but not limited to, computers, computer equipment, office equipment, cell phone, keys, passcards, calling cards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, document or piece of equipment belonging to the Company. You will not retain any copies of the Company's property, including any copies existing in electronic form, which are in Your possession or control. You acknowledge that You have not and will not destroy, delete, or alter any Company property without the Company's prior written consent.

        2.    Non-Disparagement.    You will not make any disparaging or defamatory statements, whether written or oral, regarding the Company. In addition, You will not make any statement or take any action which may negatively impact the Company's ability to close those business transactions that You were, directly or indirectly, working on or had knowledge of during the course of Your employment with the Company.

        3.    Future Employment.    You agree that the Company has no obligation to consider You for employment should You apply in the future.

        4.    Confidentiality.    You acknowledge and agree that neither You nor anyone acting on Your behalf has made or shall make any disclosures concerning the existence or terms of this Agreement to any person or entity, including, but not limited to, any representative of the media, Internet web page or "chat room," judicial or administrative agency or body, business entity, or association, except: (i) Your spouse; (ii) Your attorneys, accountants, or financial advisors; or (iii) any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena. If You are contacted, served, or learn that You will be served with a subpoena to compel Your testimony or the production of documents concerning this Agreement or Your employment with the Company, You agree to immediately notify the Company's «ContactTitle» by telephone and as soon as possible thereafter in writing. If You disclose the existence or terms of this Agreement pursuant to sub-clauses (i) or (ii) of this paragraph, You shall inform such person or entity (a) of this confidentiality provision, and (b) to maintain the same level of confidentiality required by this provision. Any breach of this provision by such person or entity will be considered a breach by You. You may not use this Agreement as evidence, except in a proceeding in which a breach of this Agreement is alleged.

C. General Provisions

        1.    No Admission of Liability.    This Agreement is not an admission of liability by the Company. The Company denies any liability whatsoever. The Company enters into this Agreement to reach a mutual agreement concerning Your separation from the Company.

        2.    Attorneys' Fees.    In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys' fees and costs of litigation, in addition to all other remedies available at law or in equity.

[If employee is 40 or over, use the Attorney's Fees provision below and omit the Attorney's Fees provision above]

        Attorneys' Fees.    In the event of litigation relating to this Agreement other than a challenge to the ADEA/OWBPA Waiver set forth in paragraph A(3) above, the Company shall, if it is the prevailing party, be entitled to recover attorneys' fees and costs of litigation, in addition to all other remedies available at law or in equity.

        3.    Waiver.    The Company's failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company's waiver of any breach of this Agreement shall not act as a waiver of any other breach.

        4.    Severability.    The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

        5.    Governing Law.    The laws of the State of Georgia shall govern this Agreement. If Georgia's conflict of law rules would apply another state's laws, the Parties agree that Georgia law shall still govern.

        6.    Entire Agreement.    This Agreement and the C.O.C. Agreement (the "Prior Agreement")(collectively, the "Agreements") constitute the entire agreement between the Parties. The Prior Agreement is incorporated by reference, and any post-termination obligations contained in the Prior Agreement shall remain in full force and effect, and shall survive cessation of Your employment, including, but not limited to, Sections 4.3 (Restrictive Covenants) and 4.4 (Forfeiture). You acknowledge that the post-termination obligations contained in the Prior Agreement are valid, enforceable and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations. These Agreements supersede any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment. Other than this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

        7.    Amendments.    This Agreement may not be amended or modified except in writing signed by both Parties.

        8.    Successors and Assigns.    This Agreement shall be assignable to, and shall inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company's stock or assets, and shall be binding upon You and Your heirs and assigns.

[Omit the Offer Period provision below if the employee is 40 or over]

        Offer Period.    You have    days (the "Offer Period") from receipt of this Agreement to consider whether to sign it. If You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period.

        9.    Consent to Jurisdiction and Venue.    You agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

If the terms set forth in this Agreement are acceptable, please sign below and return the signed original to me on or before            , 200    [insert date that is 21 days after employee is given this agreement if employee is 40 or over; insert date that corresponds to Offer Period provision above if employee is under 40]. If the Company does not receive a signed original on or before the above-stated date, then this offer shall be revoked and You shall not be entitled to any of the separation benefits stated above.

                      Sincerely,

                      «ContactName»
                      «ContactTitle»

I acknowledge the validity of this    page Agreement and represent that I have the legal capacity to enter into this Agreement. I acknowledge that I have had the opportunity to consult with an attorney before signing this Agreement. I have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

«EmployeeName»	Date

EXHIBIT B

Release Agreement

This is an agreement ("Agreement") between Witness Systems, Inc. (the "Company") and «EmployeeName» ("You or "Your") (collectively referred to as the "Parties"). The term "Company" includes the Company's parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

        WHEREAS, You executed the Change of Control Agreement dated                        (the "C.O.C. Agreement");(2)

        WHEREAS, You will continue to be employed by the Company or the successor entity to the Company following the first Change of Control after the Effective Date of the C.O.C. Agreement;

        WHEREAS, the Company and You have agreed to the C.O.C. Payments in exchange for Your execution [and non-revocation] of this Agreement;

        NOW THEREFORE, [provided that You do not revoke this Agreement, and] in consideration of the Company's agreement to pay You the C.O.C. Payments, the Parties agree:

        1.    C.O.C. Payments.    Provided that You satisfy the conditions of this Agreement [and do not revoke this Agreement], the Company will:

  (a)
  Cash Payment.    Pay You the Cash Payment identified in Section 2.1 of the C.O.C. Agreement;

  (b)
  Pro Rata Bonus Amount.    Pay You the Pro Rata Bonus Amount identified in Section 2.2 of the C.O.C. Agreement;

  (c)
  Cobra Premium Payments.    Pay You the Cobra Premium Payments identified in Section 2.3 of the C.O.C. Agreement;

  (d)
  LTD & Life Insurance Premium Payments.    Pay You the LTD & Life Insurance Premium Payments identified in Section 2.4 of the C.O.C. Agreement; and

  (e)
  Gross-Up Payments.    Pay You the Golden Parachute Gross Up Payments identified in Article 3 of the C.O.C. Agreement, if applicable.

        All payments will be subject to applicable withholdings, including taxes and Social Security. The Company's obligations listed in sub-paragraphs (a)-(e) above shall terminate immediately upon any breach by You of this Agreement or the C.O.C. Agreement. If You breach this Agreement or the C.O.C. Agreement, You shall return to the Company any amounts You received under this Agreement within ten (10) calendar days after receiving notice from the Company.

(2)
Unless otherwise stated, all capitalized terms in this Agreement are defined in the C.O.C. Agreement.

        2.    Release.    In exchange for the C.O.C. Payments, You release and discharge the Company from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment, claims arising out of or relating to the C.O.C. Agreement, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims to stock options, claims to the vesting of stock options, commissions, attorneys' fees, or any other compensation.

        You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness.

        [Omit paragraph A3 if employee is under 40]

        3.    ADEA/OWBPA Waiver.    By agreeing to this provision, You release and waive any right or claim against the Company arising out of Your employment or the termination of Your employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. ("ADEA"), the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. ("OWBPA"), or the Georgia Prohibition of Age Discrimination in Employment, O.C.G.A. § 34-1-2, (the "Waiver"). You understand and agree that:

  (i)
  this Agreement is written in a manner that You understand;

  (ii)
  You do not release or waive rights or claims that may arise after You sign this Agreement;

  (iii)
  You waive rights and claims You may have had under the ADEA and the OWBPA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled;

  (iv)
  You have been advised to consult with an attorney before signing this Agreement;

  (v)
  You have 21 days (the "Offer Period") from receipt of this Agreement to consider whether to sign it. If You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period. You agree that changes or revisions to this Agreement, whether material or immaterial, do not restart the running of the Offer Period;

  (vi)
  You have 7 days after signing this Agreement to revoke this Agreement (the "Revocation Period"). If You revoke, the Agreement shall not be effective or enforceable and You shall not be entitled to the separation benefits stated above. To be effective, the revocation must be in writing and received by the «ContactTitle», «ContactName», at «CompanyName», «CompanyAddress», or «ContactGender» successor, within the Revocation Period; and

  (vii)
  this Waiver will not become effective or enforceable until the Revocation Period has expired.

        4.    Attorneys' Fees.    In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys' fees and costs of litigation, in addition to all other remedies available at law or in equity.

[If employee is 40 or over, use the Attorney's Fees provision below and omit the Attorney's Fees provision above]

        Attorneys' Fees.    In the event of litigation relating to this Agreement other than a challenge to the ADEA/OWBPA Waiver set forth in paragraph A(3) above, the Company shall, if it is the prevailing party, be entitled to recover attorneys' fees and costs of litigation, in addition to all other remedies available at law or in equity.

        5.    Governing Law.    The laws of the State of Georgia shall govern this Agreement. If Georgia's conflict of law rules would apply another state's laws, the Parties agree that Georgia law shall still govern.

        6.    Entire Agreement.    This Agreement and the C.O.C. Agreement (the "Prior Agreement") (collectively, the "Agreements") constitute the entire agreement between the Parties. The Prior Agreement is incorporated by reference, and any post-termination obligations contained in the Prior Agreement shall remain in full force and effect, and shall survive cessation of Your employment, including, but not limited to, Sections 4.3 (Restrictive Covenants) and 4.4 (Forfeiture). You acknowledge that the post-termination obligations contained in the Prior Agreement are valid, enforceable and reasonably necessary to protect the interests of the Company, and You agree to abide by such obligations. These Agreements supersede any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment. Other than this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

        7.    Successors and Assigns.    This Agreement shall be assignable to, and shall inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company's stock or assets, and shall be binding upon You and Your heirs and assigns.

[Omit the Offer Period provision below if the employee is 40 or over]

        8.    Offer Period.    You have    days (the "Offer Period") from receipt of this Agreement to consider whether to sign it. If You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period.

        9.    Consent to Jurisdiction and Venue.    You agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the dates written below.

Witness Systems, Inc.:

By:

[Insert Name]
Date:

[NAME OF EMPLOYEE]:

Date:

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FORM OF CHANGE OF CONTROL AGREEMENT